Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Diodes Incorporated of our report dated February 17, 2022, related to the consolidated financial statements of Diodes Incorporated and Subsidiaries (the “Company”) and the effectiveness of internal control over financial reporting of the Company appearing in this Annual Report on Form 10-K for the year ended December 31, 2021:

•	Registration Statements on Form S-8 (No. 333-189298, No. 333-212327 and No. 333-220019) pertaining to the Diodes Incorporated 2013 Equity Incentive Plan.

/s/ Moss Adams LLP

Los Angeles, California

February 17, 2022